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                                         EXHIBIT 11



               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                    Three months ended
                                       Mar. 31, 1997
                                    ------------------

1.  Net income                           $11,834,034
2.  Weighted average common
     shares outstanding                   22,689,360
                                         -----------
3.  Earnings per                         $      0.52
     common share                        ===========

4.  Weighted average common
     shares outstanding                   22,689,360

5.  Common stock equivalents
     due to diluted
     effect of stock options               1,074,420
                                         -----------

6.  Total weighted average
     common shares and
     equivalents outstanding              23,763,780
                                         ===========

7.  Primary earnings per share           $      0.50
                                         ===========
8.  Total weighted average
     common shares and
     equivalents outstanding
     (Line 6)                             23,763,780

9.  Additional dilutive shares
     using end of period market
     value versus average market
     value for the computation of
     stock options under the
     treasury stock method                    75,760
                                         -----------

10. Total shares for fully
     diluted earnings per share           23,839,540
                                         ===========
11. Fully diluted earnings
     per share                           $      0.50
                                         ===========